Exhibit (h)(5)

Expense Limitation and Reimbursement Agreement

To:	Simplify Exchange Traded Funds
222 Broadway 22nd Floor
New York NY 10038

Dear Board Members:

You have engaged Simplify Asset Management Inc. (“we” or “us”) to act as the investment adviser to each series (each a “Fund” and collectively, the “Funds”) of Simplify Exchange Traded Funds (the “Trust”) pursuant to management agreements between us and the Trust (the “Management Agreements”).

Effective upon the date of execution of this Agreement through October 31, 2023 (the “Limitation Period”), we agree to waive our management fees payable under the Management Agreements, or to pay or absorb Fund expenses, in order to limit the amount of “Specified Expenses” (as described below) borne by certain Funds during the Limitation Period to an amount not to exceed the amounts listed on Exhibit A of this Agreement (the “Expense Caps”).

“Specified Expenses” with respect to a Fund is defined to include all ordinary operating expenses of the Fund, including management fees under the applicable Management Agreement, provided that the following expenses of a Fund shall be excluded from the definition of Specified Expenses: interest expenses, taxes, brokerage expenses, Rule 12b-1 fees (if any), acquired fund fees and expenses, and expenses incidental to a meeting of the Fund’s shareholders.

Any waiver, payment or reimbursement by us pursuant to this Agreement is subject to repayment by the applicable Fund within three years after the expenses waived, paid or reimbursed were incurred, even if the repayment occurs after the termination of the Limitation Period, provided that the Specified Expenses have fallen to a level below the lower of this Expense Cap, or the then-current expense limitation, and the reimbursement amount does not raise the level of Specified Expenses in the month the repayment is being made to a level that exceeds the lower of this Expense Cap, or the then-current expense limitation. The right to repayment shall survive termination or expiration of this Agreement or the applicable Management Agreement, unless waived by us.

This Agreement shall become effective on the date written below and shall remain in effect through the Limitation Period, unless sooner terminated as provided below. The Limitation Period may be extended by us for successive twelve-month periods, provided that such extension is approved by a majority of the Trustees of the Trust.

Additionally, this Agreement may not be terminated by us but may be terminated as to one or more Fund by the Trust’s Board of Trustees, on 60 days’ written notice to us. This Agreement will automatically terminate as to one or more Fund if the Management Agreement for that Fund or Funds is terminated.

This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

Simplify Asset Management Inc.

By:	/s/ Paul Kim
Name:	Paul Kim
Title:	Chief Executive Officer
Date:	Effective as of October 28, 2022

ACCEPTANCE: Simplify Exchange Traded Funds

By:	/s/ Paul Kim
Name:	Paul Kim
Title:	Trustee. President, and Treasurer
Date:	Effective as of October 28, 2022

Exhibit A

Dated: Effective as of October 28, 2022

Percentage of Average Fund Daily Net Assets
Simplify US Equity PLUS Convexity (SPYC) ETF	0.25%
Simplify US Equity PLUS Downside Convexity (SPD) ETF	0.25%
Simplify US Equity PLUS Upside Convexity (SPUC) ETF	0.25%
Simplify US Small Cap PLUS Downside Convexity (RTYD) ETF	0.25%
Simplify Nasdaq 100 PLUS Convexity (QQC) ETF	0.25%
Simplify Nasdaq 100 PLUS Downside Convexity (QQD) ETF	0.25%
Simplify Developed Ex-US PLUS Downside Convexity (EAFD) ETF	0.25%
Simplify Emerging Markets Equity PLUS Downside Convexity (EMGD) ETF	0.25%
Simplify Intermediate Term Treasury Futures Strategy (TYA) ETF	0.15%
Simplify Tail Risk Strategy (CYA) ETF	0.50%
Simplify Aggregate Bond PLUS Credit Hedge (AGGH) ETF	0.25%
Simplify High Yield PLUS Credit Hedge (CDX) ETF	0.25%
Simplify Macro Strategy (FIG) ETF	0.50%

A-1